Exhibit 99.1

7550 Wisconsin Avenue, 10th Floor, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES REPORTS THIRD QUARTER 2015 RESULTS

BETHESDA, MD, October 22, 2015 -- LaSalle Hotel Properties (NYSE: LHO) today announced results for the quarter ended September 30, 2015. The Company’s results are summarized below in two tables. The results in Table 1 reflect the Company’s entire portfolio. Table 2 isolates the negative impact of a one-time event at Park Central New York and WestHouse (collectively “PCNY/WH”) and normalizes the Company’s third quarter performance excluding this event. Throughout this release, the Company estimates the negative impact based on the PCNY/WH actual results for August and September 2015 versus their forecast for that period as of August 1, 2015.

Full Portfolio (Table 1)

	Third Quarter			Year-to-Date
	2015	2014	% Var.	2015	2014	% Var.
	($'s in millions except per share/unit data)

RevPAR	$210.74	$216.00	-2.4%	$197.26	$193.45	2.0%
EBITDA Margin	36.3%	36.4%		34.1%	32.7%
EBITDA Margin Change	-9 bps			145 bps

Total Revenue	$329.7	$308.0	7.0%	$921.9	$840.0	9.8%
EBITDA(1, 2)	$106.5	$157.8	-32.5%	$285.3	$349.6	-18.4%
Adjusted EBITDA(1)	$114.6	$108.9	5.2%	$297.0	$263.4	12.8%
FFO(1)	$90.7	$87.6	3.5%	$235.0	$198.0	18.7%
Adjusted FFO(1)	$98.8	$88.3	11.9%	$246.7	$207.5	18.9%
FFO per diluted share/unit(1)	$0.80	$0.84	-4.8%	$2.07	$1.90	8.9%
Adjusted FFO per diluted share/unit(1)	$0.87	$0.85	2.4%	$2.18	$1.99	9.5%
Net income attributable to common shareholders(2)	$44.4	$98.2	-54.8%	$99.9	$174.8	-42.8%
Net income attributable to common shareholders per diluted share(2)	$0.39	$0.94	-58.5%	$0.88	$1.67	-47.3%

(1) See tables later in press release, which list adjustments that reconcile net income attributable to common shareholders to earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations attributable to common shareholders and unitholders (“FFO”), FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA. EBITDA, adjusted EBITDA, FFO, FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to net income later in this press release.
(2) Third quarter 2014 EBITDA and net income include a $49.7 million disposition gain from the 2014 sale of the Hotel Viking. Year-to-date 2014 EBITDA and net income include the Hotel Viking disposition gain and a $43.5 million disposition gain from the 2014 sale of the Hilton Alexandria Old Town.

Portfolio Adjusted for Impact at Park Central New York and WestHouse (Table 2)

Q3	Q3 2015 Actual Reported	Add Back PCNY/WH Impact to Entire Portfolio	Q3 2015 Adjusted to Exclude Impact	Q3 2015 Outlook as of 7/22/15
	($'s in millions except per share/unit data)
RevPAR	-2.4%	3.2%	0.8%	1% - 3%
Hotel EBITDA Margin ∆	-9 bps	125 bps	116 bps	100 - 150 bps

Adjusted EBITDA	$114.6	$7.2	$121.8	$121 - $124

Adjusted FFO(1)	$98.8	$4.2	$103.0	$99 - $102
Adjusted FFO per diluted share/unit	$0.87	$0.04	$0.91	$0.87 - $0.90
(1) As a note to the PCNY/WH interruption impact, income taxes decreased by approximately $3.0 million, which mitigated part of the $7.2 million adjusted EBITDA decline and led to an adjusted FFO reduction of $4.2 million.

Park Central New York and WestHouse

The Company transitioned management companies at three of its hotels in San Francisco in July. As a result of these transitions, in late August, the hotel workers’ union (the “Union”) alleged health and safety violations at two of the Company’s hotels in Manhattan: Park Central New York and WestHouse. These allegations were a targeted attack against the Company. Despite the fact that neither hotel has received any New York City or New York State health or safety violations during or since the time the allegations began, both hotels had no choice but to test against all claims.

In order to adequately test for these alleged issues, the Park Central New York and WestHouse were forced to close many of their available rooms during the final six weeks of the third quarter and for the first three weeks of the fourth quarter. As a result, during September, both hotels combined ran 14.5 percent occupancy and room revenue per available room (“RevPAR”) at the two hotels decreased by 85.1 percent compared to the prior year. For the third quarter, RevPAR at the two hotels decreased by 37.8 percent compared to prior year.

Park Central New York and WestHouse Statistics
	Q3 2015 Actual	Q3 2014 Actual	Actual Variance to 2014	Q3 2015 Forecast as of 8/1/15	Forecasted Variance to 2014
RevPAR	$156.70	$251.77	-37.8%	$245.43	-2.5%
Total Revenue(1)	$16.1	$24.0	$(7.9)	$24.4	$0.4
Hotel EBITDA(1)	$1.3	$8.3	$(7.0)	$8.5	$0.2
Hotel EBITDA Margin	8.2%	34.4%	-2613 bps	34.8%	45 bps
(1) $'s in millions.

This conflict with the Union is now resolved, all hotel rooms are reopened, and both hotels are back to normal operations.

As shown above in Table 2, the temporary interruption at PCNY/WH negatively impacted the Company’s portfolio-wide third quarter results, including decreasing RevPAR by 320 basis points, reducing hotel EBITDA margin by 125 basis points, displacing $7.2 million of hotel EBITDA, and lowering adjusted FFO by $4.2 million, which was partially offset by income tax savings. The Company also incurred $4.6 million in one-time costs while testing for the alleged issues, including guest relocation, clean up, legal, and payroll. Excluding the negative impact from this isolated issue, the Company’s third quarter results would have been within its previously disclosed third quarter outlook range for adjusted EBITDA.

Given that the disruption at PCNY/WH continued into October, the Company’s portfolio-wide fourth quarter results will also be impacted. The estimated fourth quarter impact to the portfolio is 150 basis points of RevPAR growth, 44 basis points of EBITDA margin expansion and $3.0 million of hotel EBITDA.

Third Quarter Results and Activities

▪
RevPAR: RevPAR for the quarter ended September 30, 2015 decreased 2.4 percent to $210.74, as a result of a 0.3 percent increase in average daily rate (“ADR”) to $245.71 and a 2.7 percent decrease in occupancy to 85.8 percent. Excluding the lost revenue at PCNY/WH in August and September 2015, RevPAR would have increased by 0.8 percent.

▪
Hotel EBITDA Margin: The Company’s hotel EBITDA margin for the third quarter decreased 9 basis points from the comparable prior year period to 36.3 percent. Excluding the impact at PCNY/WH, the Company’s hotel EBITDA margin for the third quarter would have increased by 116 basis points from the comparable prior year period to 37.6 percent.

▪
Adjusted EBITDA: The Company’s adjusted EBITDA was $114.6 million, an increase of 5.2 percent over the third quarter of 2014. Excluding the impact at PCNY/WH, the Company’s adjusted EBITDA would have been $121.8 million, which would have been an increase of 11.8 percent over the third quarter of 2014.

▪
Adjusted FFO: The Company generated third quarter adjusted FFO of $98.8 million, or $0.87 per diluted share/unit, compared to $88.3 million, or $0.85 per diluted share/unit, for the comparable prior year period, a per share/unit increase of 2.4 percent. Excluding the impact at PCNY/WH, the Company would have generated third quarter adjusted FFO of $103.0 million, or $0.91 per diluted share/unit.

▪
New Mezzanine Loan: On July 20, the Company provided an $80.0 million junior mezzanine loan (the “Mezzanine Loan”) secured by equity interests in two hotels: Shutters on the Beach and Casa Del Mar, in Santa Monica, California. The interest only Mezzanine Loan bears interest at a variable rate equal to LIBOR plus 775 basis points, which translates to 7.95 percent as of October 21, 2015. The Mezzanine Loan has an initial two-year term, with five one-year extension options. The Mezzanine Loan is subordinate to a $235.0 million first mortgage loan and a $90.0 million senior mezzanine loan secured by the properties that both also have an initial two-year term, with five one-year extension options.

▪
Westin Copley Place Refinancing: Also on July 20, the Company closed on a new $225.0 million loan secured by the Westin Copley Place. The interest rate will range from LIBOR plus 175 basis points to LIBOR plus 200 basis points, depending on Westin Copley Place’s net cash flow (as defined in the loan agreement). At the current interest rate of LIBOR plus 200 basis points, which translates to 2.20 percent, the Company would save approximately $6.0 million of interest expense annually compared to its previous loan on Westin Copley Place. The loan matures in January 2021, including three extension options, pursuant to certain terms and conditions.

▪
Dividend: On September 15, the Company declared a third quarter 2015 dividend of $0.45 per common share of beneficial interest. The dividend represents an annual run rate of $1.80 per share and a 5.8 percent yield based on the closing share price on October 21, 2015.

▪
Share Repurchase: During the third quarter, the Company acquired 184,742 common shares through its share repurchase program at a cost of $5.7 million and a weighted average price of $30.81 per share. The Company has $69.8 million of capacity remaining in its share repurchase program.

▪	Capital Investments: The Company invested $31.8 million of capital in its hotels, including $14.3 million of deposits for renovations scheduled to begin during the fourth quarter of 2015.

Year-to-Date Results

For the nine months ended September 30, 2015, RevPAR increased 2.0 percent to $197.26, with ADR improvement of 2.8 percent to $239.54 and an occupancy decline of 0.8 percent to 82.4 percent. The Company’s hotel EBITDA margin was 34.1 percent, which improved 145 basis points compared to the same prior year period.

Excluding the impact at PCNY/WH in August and September 2015, for the nine months ended September 30, 2015, RevPAR would have increased 3.2 percent to $199.61, with ADR improvement of 3.1 percent to $240.25 and an occupancy increase to 83.1 percent from 83.0 percent. The Company’s hotel EBITDA margin would have been 34.6 percent, an increase of 192 basis points compared to the same prior year period.

Balance Sheet

As of September 30, 2015, the Company had total outstanding debt of $1.4 billion, including $380.0 million outstanding on its senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) was 3.5 times as of September 30, 2015 and its fixed charge coverage ratio was 4.9 times. For the third quarter, the Company’s weighted average interest rate was 3.0 percent. As of September 30, 2015, the Company had $23.3 million of cash and cash equivalents on its balance sheet and capacity of $392.5 million available on its credit facilities.

Fourth Quarter 2015 Outlook

The Company expects fourth quarter RevPAR to increase 1.0 percent to 3.0 percent. The Company’s outlook includes $3.0 million of room revenue impact at PCNY/WH during October.

The Company expects to increase its fourth quarter hotel EBITDA margin between 100 basis points and 125 basis points compared to the same prior year period, generating adjusted EBITDA of $90.5 million to $93.0 million and adjusted FFO per share/unit of $0.65 to $0.68. A summary of changes to the Company’s previous fourth quarter outlook is included below.

	A	B	C	(D) Midpoint D = Midpoint A-B-C	E = D + B
Q4	Implied Q4 2015 Outlook as of 7/22/15	PCNY/WH Impact to Entire Portfolio	Expected Change in Operations	Current Outlook Q4 2015 as of 10/22/15	Current Outlook Excluding PCNY/WH Impact
	($'s in millions except per share/unit data)
RevPAR	4.0% - 6.0%	-1.5%	-1.5%	1% - 3%	2.5% - 4.5%
Hotel EBITDA Margin ∆	150 - 250 bps	-44 bps	-44 bps	100 - 125 bps	144 - 169 bps

Adjusted EBITDA	$94.5 - $101.0	-$3.0	-$3.0	$90.5 - $93.0	$93.5 - $96.0

Adjusted FFO	$78.0 - $83.0	-$2.5	-$2.5	$74.0 - $77.0	$76.5 - $79.5
Adjusted FFO per diluted share/unit	$0.69 - $0.73	-$0.02	-$0.02	$0.65 - $0.68	$0.67 - $0.70

Full Year 2015 Outlook

The Company is updating its 2015 outlook to include its performance during the third quarter, disruption at PCNY/WH, and updated expectations for the fourth quarter. The outlook is based on the current economic environment and assumes no additional acquisitions or dispositions. The Company’s RevPAR growth and financial expectations for 2015 are as follows:

	A	B	C	(D) Midpoint D = Midpoint A-B-C	E = D + B
Full Year	Previous Outlook FY 2015 as of 7/22/15	PCNY/WH Impact to Entire Portfolio	Expected Change in Operations	Current Outlook FY 2015 as of 10/22/15	Current Outlook Excluding PCNY/WH Impact
	($'s in millions except per share/unit data)
RevPAR	3.5% - 4.5%	-1.3%	-0.7%	1.7% - 2.2%	3.0% - 3.5%
Hotel EBITDA Margin ∆	175 - 225 bps	-47 bps	-15 bps	135 - 140 bps	182 - 187 bps

Adjusted EBITDA	$398.0 - $408.0	-$10.2	-$4.0	$387.5 - $390.0	$397.7 - $400.2

Adjusted FFO	$325.0 - $333.0	-$6.7	-$0.3	$320.5 - $323.5	$327.2 - $330.2
Adjusted FFO per diluted share/unit	$2.87 - $2.94	-$0.06	$0.00	$2.83 - $2.86	$2.89 - $2.92

The Company expects 2015 RevPAR to increase 1.7 percent to 2.2 percent. Excluding the lost revenue at PCNY/WH, the Company expects 2015 RevPAR to increase 3.0 percent to 3.5 percent.

The Company expects to increase its 2015 hotel EBITDA margin between 135 basis points and 140 basis points compared to the same prior year period, generating adjusted EBITDA of $387.5 million to $390.0 million and adjusted FFO per share/unit of $2.83 to $2.86. Excluding the impact at PCNY/WH, the Company expects to increase its 2015 hotel EBITDA margin between 182 basis points and 187 basis points compared to the same prior year period, generating adjusted EBITDA of $397.7 million to $400.2 million and adjusted FFO per share/unit of $2.89 to $2.92.

Earnings Call

The Company will conduct its quarterly conference call on Friday, October 23, 2015 at 11:00 AM eastern time. To participate in the conference call, please dial (800) 753-9057. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 47 hotels and a mezzanine loan secured by two hotels in Santa Monica, California. The properties are upscale, full-service hotels, totaling more than 12,000 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Forward-looking statements in this press release include, among others, statements about the Company’s operating environment, the performance of the Mezzanine Loan and the outlook for RevPAR, adjusted FFO, adjusted EBITDA and derivations thereof. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #
Additional Contacts:
Bruce A. Riggins or Max D. Leinweber - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Hotel operating revenues:
Room	$233,993	$222,006	$647,031	$587,705
Food and beverage	68,688	63,399	205,083	189,921
Other operating department	24,472	21,291	64,049	56,105
Total hotel operating revenues	327,153	306,696	916,163	833,731
Other income	2,557	1,306	5,736	6,240
Total revenues	329,710	308,002	921,899	839,971
Expenses:
Hotel operating expenses:
Room	56,283	52,344	161,002	147,495
Food and beverage	48,268	45,986	142,455	137,830
Other direct	4,960	6,772	13,807	18,500
Other indirect	78,070	69,722	226,949	199,924
Total hotel operating expenses	187,581	174,824	544,213	503,749
Depreciation and amortization	46,208	38,821	135,002	115,887
Real estate taxes, personal property taxes and insurance	17,045	13,878	49,331	43,210
Ground rent	4,491	4,279	12,164	11,019
General and administrative	6,173	6,278	18,941	17,804
Acquisition transaction costs	55	0	499	1,851
Other expenses	9,149	573	12,753	6,830
Total operating expenses	270,702	238,653	772,903	700,350
Operating income	59,008	69,349	148,996	139,621
Interest income	1,294	2	1,301	1,801
Interest expense	(13,250)	(14,499)	(40,790)	(43,043)
Loss from extinguishment of debt	0	0	0	(2,487)
Income before income tax benefit (expense)	47,052	54,852	109,507	95,892
Income tax benefit (expense)	490	(2,997)	(216)	(1,488)
Income before gain on sale of properties	47,542	51,855	109,291	94,404
Gain on sale of properties	0	49,657	0	93,205
Net income	47,542	101,512	109,291	187,609
Net income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	0	0	(8)	(8)
Noncontrolling interests of common units in Operating Partnership	(75)	(297)	(229)	(557)
Net income attributable to noncontrolling interests	(75)	(297)	(237)	(565)
Net income attributable to the Company	47,467	101,215	109,054	187,044
Distributions to preferred shareholders	(3,043)	(3,042)	(9,127)	(11,291)
Issuance costs of redeemed preferred shares	0	(9)	0	(951)
Net income attributable to common shareholders	$44,424	$98,164	$99,927	$174,802

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income - Continued
(in thousands, except share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Earnings per Common Share - Basic:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.39	$0.94	$0.88	$1.68
Earnings per Common Share - Diluted:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.39	$0.94	$0.88	$1.67
Weighted average number of common shares outstanding:
Basic	112,731,358	103,798,853	112,702,693	103,730,007
Diluted	113,137,284	104,133,553	113,113,859	104,059,030

Comprehensive Income:
Net income	$47,542	$101,512	$109,291	$187,609
Other comprehensive income:
Unrealized (loss) gain on interest rate derivative instruments	(4,245)	1,551	(8,617)	(4,721)
Reclassification adjustment for amounts recognized in net income	1,071	1,113	3,210	3,297
	44,368	104,176	103,884	186,185
Comprehensive income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	0	0	(8)	(8)
Noncontrolling interests of common units in Operating Partnership	(71)	(305)	(221)	(553)
Comprehensive income attributable to noncontrolling interests	(71)	(305)	(229)	(561)
Comprehensive income attributable to the Company	$44,297	$103,871	$103,655	$185,624

LASALLE HOTEL PROPERTIES
FFO and EBITDA
(in thousands, except share/unit data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income attributable to common shareholders	$44,424	$98,164	$99,927	$174,802
Depreciation	46,080	38,715	134,622	115,573
Amortization of deferred lease costs	72	86	219	261
Noncontrolling interests:
Noncontrolling interests in consolidated entities	0	0	8	8
Noncontrolling interests of common units in Operating Partnership	75	297	229	557
Less: Net gain on sale of properties	0	(49,657)	0	(93,205)
FFO attributable to common shareholders and unitholders	$90,651	$87,605	$235,005	$197,996
Pre-opening, management transition and severance expenses (1)	7,562	193	9,712	3,878
Preferred share issuance costs	0	9	0	951
Acquisition transaction costs	55	0	499	1,851
Loss from extinguishment of debt	0	0	0	2,487
Non-cash ground rent	483	498	1,463	1,323
Mezzanine loan discount amortization	0	0	0	(986)
Adjusted FFO attributable to common shareholders and unitholders	$98,751	$88,305	$246,679	$207,500
Weighted average number of common shares and units outstanding:
Basic	112,876,581	104,095,153	112,920,964	104,026,307
Diluted	113,282,507	104,429,853	113,332,130	104,355,330
FFO attributable to common shareholders and unitholders per diluted share/unit	$0.80	$0.84	$2.07	$1.90
Adjusted FFO attributable to common shareholders and unitholders per diluted share/unit	$0.87	$0.85	$2.18	$1.99

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income attributable to common shareholders	$44,424	$98,164	$99,927	$174,802
Interest expense	13,250	14,499	40,790	43,043
Loss from extinguishment of debt	0	0	0	2,487
Income tax (benefit) expense	(490)	2,997	216	1,488
Depreciation and amortization	46,208	38,821	135,002	115,887
Noncontrolling interests:
Noncontrolling interests in consolidated entities	0	0	8	8
Noncontrolling interests of common units in Operating Partnership	75	297	229	557
Distributions to preferred shareholders	3,043	3,042	9,127	11,291
EBITDA	$106,510	$157,820	$285,299	$349,563
Pre-opening, management transition and severance expenses (1)	7,562	193	9,712	3,878
Preferred share issuance costs	0	9	0	951
Acquisition transaction costs	55	0	499	1,851
Net gain on sale of properties	0	(49,657)	0	(93,205)
Non-cash ground rent	483	498	1,463	1,323
Mezzanine loan discount amortization	0	0	0	(986)
Adjusted EBITDA	$114,610	$108,863	$296,973	$263,375
Corporate expense	7,976	6,679	22,617	22,294
Interest and other income	(3,849)	(1,310)	(7,035)	(7,280)
Hotel level adjustments, net	(780)	4,804	(2,567)	11,336
Hotel EBITDA	$117,957	$119,036	$309,988	$289,725
(1) Pre-opening, management transition and severance expenses include $4.6 million for Park Central New York/WestHouse one-time disruption expenses that include guest relocation expenses, clean up, legal, and payroll; $1.7 million for Park Central San Francisco severance in the food and beverage department; and $1.2 million for management transitions at three San Francisco properties.
With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
Hotel EBITDA includes all properties owned as of September 30, 2015 for the Company’s period of ownership in 2015 and the comparable period in 2014, except for The Marker Waterfront Resort.

LASALLE HOTEL PROPERTIES
Hotel Operational Data
Schedule of Property Level Results
(in thousands)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Room	$232,268	$237,641	$640,680	$627,452
Food and beverage	68,529	66,682	204,424	199,465
Other	23,763	22,377	63,189	59,639
Total hotel revenues	324,560	326,700	908,293	886,556

Expenses:
Room	55,824	57,366	159,701	161,417
Food and beverage	48,113	49,459	141,792	147,674
Other direct	4,795	6,807	13,498	19,029
General and administrative	25,787	23,729	75,007	68,883
Sales and marketing	21,139	20,604	63,060	59,387
Management fees	10,507	11,790	29,431	30,243
Property operations and maintenance	10,001	10,016	29,294	29,440
Energy and utilities	8,185	8,261	23,190	22,944
Property taxes	15,177	12,937	43,643	39,357
Other fixed expenses	7,075	6,695	19,689	18,457
Total hotel expenses	206,603	207,664	598,305	596,831

Hotel EBITDA	$117,957	$119,036	$309,988	$289,725

Hotel EBITDA Margin	36.3%	36.4%	34.1%	32.7%
Note:
This schedule includes the operating data for the three and nine months ended September 30, 2015 for all properties owned by the Company as of September 30, 2015, except for The Marker Waterfront Resort. Park Central San Francisco is included in February through September of 2015 and 2014. Park Central San Francisco excludes January 2015 ownership and the comparative period of January 2014. Hilton Alexandria Old Town and Hotel Viking ownership excluded in 2014. For the three months ended September 30, 2015 and 2014, the Park Central New York and WestHouse combined had total hotel revenues of $16.1 million and $24.0 million, respectively, total hotel expenses of $14.8 million and $15.7 million, respectively, and hotel EBITDA of $1.3 million and $8.3 million, respectively, all of which is included in this schedule.

LASALLE HOTEL PROPERTIES
Statistical Data for the Hotels
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Total Portfolio
Occupancy	85.8%	88.1%	82.4%	83.0%
Decrease	(2.7)%		(0.8)%
ADR	$245.71	$245.08	$239.54	$232.94
Increase	0.3%		2.8%
RevPAR	$210.74	$216.00	$197.26	$193.45
(Decrease) Increase	(2.4)%		2.0%
Note:
This schedule includes operating data for all properties owned as of September 30, 2015 for the Company’s period of ownership in 2015 and the comparable period in 2014. The Marker Waterfront Resort 2015 ownership is excluded.

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Total Portfolio
Occupancy	87.9%	88.1%	83.1%	83.0%
Decrease	(0.2)%		0.0%
ADR	$247.55	$245.08	$240.25	$232.94
Increase	1.0%		3.1%
RevPAR	$217.65	$216.00	$199.61	$193.45
Increase	0.8%		3.2%
Note:
This schedule includes operating data for all properties owned as of September 30, 2015 for the Company’s period of ownership in 2015 and the comparable period in 2014. The operating data for Park Central New York/WestHouse is adjusted for August and September 2015 to exclude the interruption impact caused by the Union. The Marker Waterfront Resort 2015 ownership is excluded.

Non-GAAP Financial Measures
FFO, EBITDA and Hotel EBITDA
The Company considers the non-GAAP measures of FFO (including FFO per share/unit), EBITDA and hotel EBITDA to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO, EBITDA and hotel EBITDA to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.
With respect to FFO, the Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.
With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
FFO, EBITDA and hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, EBITDA and hotel EBITDA are not measures of the Company's liquidity, nor are FFO, EBITDA and hotel EBITDA indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO, EBITDA and hotel EBITDA may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.
Adjusted FFO and Adjusted EBITDA
The Company presents adjusted FFO (including adjusted FFO per share/unit) and adjusted EBITDA, which adjusts for certain additional items including gains on sale of property and impairment losses (to the extent included in EBITDA), acquisition transaction costs, costs associated with the departure of executive officers, costs associated with the recognition of issuance costs related to the calling of preferred shares and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, EBITDA, and hotel EBITDA, the Company’s calculation of adjusted FFO and adjusted EBITDA may be different from similar adjusted measures calculated by other REITs.